Exhibit 10.3

EXHIBIT B - LOAN CONFIRMATION

The following forms part of and incorporates all the terms of the Master Loan Agreement entered into by BitGo Prime, LLC and AlphaTON Capital Corp on August 28, 2025 and shall supersede and replace all prior Loan Confirmations agreed between the Parties:

Origination Date:	September 8, 2025
Borrower:	AlphaTON Capital Corp
Lender:	BitGo Prime, LLC
Digital Currency or USD:	USD
Amount of Digital Currency / USD:	Up to USD 35,000,000.00
Loan Fee Percentage on Drawn Amount:	14.75% per ann.
Loan Fee Percentage on Unutilized Amount	10% per ann.
Prior Notice:	Borrower to provide five (5) Business Days’ notice prior to drawing unutilized amount.
Loan Type:	Fixed Term Loan
Maturity Date:	6 months from the date of the initial draw (parties will convene prior to maturity to determine duration extension applicability and necessity)
Initial Collateral Percentage:	200% of the drawn portion of the Loan.
Collateral Type(s):	Toncoin (TON) tokens
Margin Requirement Percentage:	175%
Margin Release Percentage:	N/A
Liquidation Level:	150%
Origination Fee Percentage:	2% to be paid upon initial draw with a minimum of $250,000.00. 1% upon subsequent draws.

The Loan Fee and the Origination Fee shall be payable in-kind that forms the Loaned Assets, unless specified otherwise in this Loan Confirmation or other writing signed by both Parties.

If the Loan Fee or the Origination Fee is payable in an asset other than the Digital Currency or USD that forms the Loaned Assets, then the Loan Fee or the Origination Fee, as applicable, shall be converted using the applicable Digital Currency Spot Rate.

The following additional terms shall apply to the Loan:

1. Certain Definitions. Terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement. The additional terms set forth below have the following definitions:

“Custodian” means BitGo Custody MENA FZE.

“Borrower Collateral” has the meaning set forth in Section 2 of this Loan Confirmation.

“Borrower Custodial Account” means the account for digital assets held at Custodian for the benefit of Borrower as created and governed by the Borrower Custodial Services Agreement.

“Borrower Custodial Services Agreement” means that certain Custodial Services Agreement, dated as of August 16, 2025, between Borrower and Custodian (as amended, restated, supplemented or otherwise modified from time to time).

“Borrower Obligations” all obligations and covenants of Borrower created under the Loan Documents, including, without limitation, Borrower’s obligation to return the Loaned Assets to Lender under the Loan Agreement, and whether arising before or after the commencement of any bankruptcy or insolvency proceeding.

“Net Obligations” means the USD equivalent of (i) the Borrower Obligations minus (ii) Loan Balance under the Loan Agreement, in each case, as determined by Lender in its reasonable discretion.

“TON” means the native token of The Open Network blockchain protocol.

2. Security Interest in Borrower Collateral

a.	Grant of Security Interest. To secure the payment and performance of the Borrower Obligations, Borrower hereby pledges, assigns and grants to Lender a first priority security interest in all the following, whether now existing or hereafter acquired (collectively, the “Borrower Collateral”): (i) the Borrower Custodial Account, and any cash, cash equivalents, securities, general intangibles (including digital assets), investment property, financial assets (including digital assets) and other property that may from time to time be deposited, held or carried in or credited to the Borrower Custodial Account or that is delivered to or in possession or control of the Custodian or Custodian’s agents pursuant to this Agreement or the Borrower Custodial Services Agreement; all security entitlements (as defined in Section 8-102(a)(17) of the UCC) with respect to any of the foregoing and all income and profits on any of the foregoing; all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights; and any substitutions for any of the foregoing; and (ii) all proceeds (as defined in Section 9-102(a)(64) of the UCC) of any of the foregoing, in each case whether now existing or hereafter arising. For the avoidance of doubt, Borrower Collateral consisting of TON tokens shall at all times be comprised solely of unlocked, fully vested, and freely transferable tokens, not subject to any lock-up, vesting schedule, staking, lien, encumbrance, or other contractual, regulatory, or technical restriction on transfer, disposition, or sale, as determined in Lender’s reasonable discretion.

b.	Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Borrower or in its own name, to take, after the occurrence and during the continuation of any Event of Default by Borrower beyond the applicable grace period and from time to time thereafter, any and all action and to execute any and all documentation and instruments which Lender at any time and from time to time deems necessary or desirable to accomplish the purposes of the Loan Documents, including, without limitation, selling, in the manner set forth herein, any of the Borrower Collateral on behalf of Lender as agent or attorney in fact for Borrower and applying the proceeds received in Lender’s discretion; provided, however, nothing in this paragraph shall be construed to obligate Lender to take any action hereunder nor shall Lender be liable to Borrower for failure to take any action hereunder and, upon request, Lender shall promptly furnish Borrower with a written summary of all sales hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Borrower Obligations have been paid and performed in full or the Event of Default by Borrower has been cured or waived, whichever comes first.

c.	Custodian Appointment; Authorization; Control. Lender and Borrower each hereby authorizes Custodian to hold the Borrower Collateral in the Borrower Custodial Account for the benefit of Lender, as secured party hereunder. Custodian hereby accepts such appointment and agrees to establish and maintain the Borrower Custodial Account and appropriate records identifying the Borrower Collateral in the Borrower Custodial Account as pledged by Borrower to Lender. Borrower and Lender hereby intend that this provision establish “control” of the Borrower Collateral by Lender, as secured party, for purposes of perfecting the Lender’s security interest in the Borrower Collateral pursuant to § 8-106 and § 9-106 of the UCC. In addition, to the extent that any Borrower Collateral consists of “controllable electronic records” within the meaning of Article 12 of the UCC, Lender, as secured party, hereby designates Custodian, and Borrower, as pledgor, hereby consents to such designation, to have “control” (within the meaning of § 12-105(e) of the UCC) on its behalf of any controllable electronic records held in or credited to the Borrower Custodial Account and Custodian hereby acknowledges such designation by Lender. Custodian acknowledges that Borrower has granted Lender a continuing security interest in and lien on all Borrower Collateral. Custodian agrees that upon receipt of a written notice from Lender certifying the occurrence of an Event of Default with respect to Borrower, Custodian shall comply with all instructions originated by Lender with respect to the Borrower Collateral without further consent of Borrower. Custodian further agrees to take all actions reasonably necessary to (i) lift any restrictions on the free transfer of Borrower Collateral, and (ii) promptly deliver or transfer Borrower Collateral as instructed by Lender.

d.	Financing Statements. Borrower hereby authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto describing the Borrower Collateral that contain any information required, or necessary, by the UCC, or any other applicable filing regimes under a different jurisdiction for the sufficiency thereof or for filing office acceptance.

3. Remedies Upon Borrower Default

a.	Upon the occurrence and during the continuation of any Event of Default by Borrower beyond the applicable grace period, Lender shall have the right to, notwithstanding any contractual limitations, lock-ups, transfer restrictions, vesting schedules, or similar arrangements to which Borrower, or Lender may otherwise be subject or party, and Borrower hereby irrevocably authorize Lender, to cause Custodian or any other applicable party to immediately release or make freely transferable, all or any part of the Borrower Collateral, as instructed by Lender.

b.	Lender may, at any time thereafter, exercise and enforce any of the following rights and remedies, at Lender’s option: (i) sell, lease, assign or otherwise dispose of all of any part of the Borrower Collateral, at such place or places and at such time or times as Lender deems best, and for cash or for credit or for future delivery, at public or private sale, upon such terms and conditions as it deems advisable and apply, in a manner determined by Lender in its sole discretion, the proceeds to satisfying any of the Borrower Obligations to Lender and (ii) set-off, net, and/or recoup Lender’s obligations to Borrower under the Loan Agreement against any of the Borrower Obligations to Lender. The parties agree and acknowledge that the relevant Digital Currency pledged as Borrower Collateral are traded on a “recognized market” as such term is used in the UCC and the price at which the relevant Digital Currency is traded on the relevant Liquidity Exchange may be the price at which Lender purchases for itself or sells for future delivery pursuant to its exercise of remedies hereunder.

c.	All rights stated herein are cumulative and in addition to all other rights provided by law or in equity. In addition to its rights hereunder, Lender shall have any rights otherwise available to it under the Loan Agreement, under applicable law or in equity, including, without limitation, the UCC.

BORROWER	LENDER
By: /s/ Brittany Kaiser	By: /s/ Mike Belshe
Name: Brittany Kaiser	Name: Mike Belshe
Title: CEO	Title: CEO
Date: September 11, 2025	Date: September 11, 2025

CUSTODIAN, solely with respect to Sections 2(c), 3 and 4

By: /s/ Ben Choy__________________________________
Name: Ben Choy
Title: Manager
Date: September 11, 2025